Exhibit 5


Edwards & Angell, LLP
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COUNSELLORS AT LAW                                            101 FEDERAL STREET
since 1894                                                    BOSTON, MA 02110
                                                              (617) 439-4444
                                                              FAX (617) 439-4170



                                               May 7, 2003



Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, MA  01852

         RE:      2003 Stock Incentive Plan

Ladies and Gentlemen:

         This opinion is furnished in connection with the filing with the United States Securities and Exchange Commission (the "Commission") by Enterprise Bancorp, Inc., a Massachusetts corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended, 176,546 shares (the "Registered Shares") of Common Stock, $0.01 par value (the "Common Stock"), to be issued under the Company's 2003 Stock Incentive Plan (the "Plan").

         We assume that the number and issuance of shares of Common Stock, whether issued directly in accordance with the terms of the Plan or upon the exercise of options granted from time to time pursuant to the Plan, has been or will be authorized by proper action of the Company's Board of Directors or the proper committee thereof and that the number, issuance and sale of the Registered Shares to be issued directly or offered and issued from time to time pursuant to the exercise of such options will be determined in accordance with the parameters described in the Plan, in accordance with the Company's Articles of Organization, as amended (the "Articles"), and applicable Massachusetts law. We further assume that prior to the issuance of any Registered Shares, there will exist, under the Articles, the requisite number of authorized shares of Common Stock for such issuance, which are unissued and are not otherwise reserved for issuance.

         As  special  counsel  to  the  Company,  we  have  participated  in the preparation of the Registration Statement and have examined such other certificates and documents as we deemed necessary or appropriate for the purposes of this opinion.

Enterprise Bancorp, Inc.
May 7, 2003
Page 2


         This   opinion  is  limited  to  the  laws  of  the   Commonwealth   of
Massachusetts and we express no opinion with respect to the law of any other jurisdiction.

         Based on and subject to the foregoing, we are of the opinion that upon the issuance by the Company of Registered Shares either directly or pursuant to the exercise of options granted under the Plan and in each instance upon delivery of certificates representing such Registered Shares in the manner contemplated by the Plan and the authorization relating thereto by the Company's Board of Directors or the proper committee thereof, the Registered Shares represented by such certificates will be duly authorized, validly issued, fully paid and nonassessable by the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

         This opinion may not be used for any other purpose or relied upon by any other person, firm or corporation for any purpose without our prior written consent.



                                                  Very truly yours,

                                                  /s/  Edwards & Angell, LLP
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                                                  EDWARDS & ANGELL, LLP